Signature

Pursuant to the requirements of the Investment Company Act of 1940, as amended, Zazove Convertible Fund, L.P., the registrant, has duly caused this report to be signed on its behalf by the undersigned.

City:		Chicago

State of:	Illinois

Date:		February 25, 1999

Zazove Convertible Fund, L.P.

By:  Zazove Convertible Management, L.P.

    By:  /s/ Gene T. Pretti, General Partner